Exhibit 99.2

PARTICLE DRILLING

August 12, 2005, 10:00 a.m. EDT

Company: DRG&E

Chairperson: Jack Lascar

Operator

Ladies and gentlemen, thank you for standing by and welcome to the Particle Drilling’s third quarter earnings conference call. At this time all participants are in a listen-only mode. Following today’s presentation instructions will be given for the question and answer session. If anyone should require operator assistance during the conference, please press the star followed by the zero. As a reminder, this conference is being recorded today, Friday, August 12, 2005.

I would now like to turn the conference over to Jack Lascar. Please go ahead, sir.

J. Lascar

Thank you, Mary, and good morning. We appreciate your joining us for Particle Drilling Technologies’ conference call to review its quarterly results and the operational performance of its Particle Impact Drilling System.

Before we begin I have a couple of housekeeping items I would like to go over. If you would like to be on our email distribution or fax list to receive future news releases, please call the company’s investor relations firm, DRG&E, and relay that information to their office. Their number is 713-529-6600.

An archive of this call will be available later this morning on the Investor Relations section of the company’s website at www.particledrilling.com. A telephonic replay of the conference call will be available through August 19, 2005. Access details were provided in yesterday’s press release.

Please note that information recorded on this call speaks only as of today, August 12, 2005; therefore, time sensitive information may no longer be accurate as of the date of any replay.

The discussion today may contain forward-looking information that is based on management’s beliefs as well as on assumptions made by and information currently available to management. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, the expectations are subject to numerous uncertainties and management can provide no assurance that such expectations will prove to have been correct.

Important risks and uncertainties could cause actual results to differ materially from those described in any forward-looking information provided during the discussion today. Such risks and uncertainties may include but are not limited to Particle Drilling’s ability to raise equity capital if necessary and its ability to obtain equity financing on acceptable terms, if at all, a severe worldwide slowdown in the energy services sector, working capital constraints and other risks described in the company’s filings with the SEC. Further, Particle Drilling is a development stage company that operates in an industry sector where security values are highly volatile and may be influenced by economic and other factors beyond the company’s control such as announcements by competitors and service providers.

I would like to turn the call over now to John Schiller, Particle Drilling’s interim Chief Executive Officer.

J. Schiller

Thanks and good morning, everyone. Also with me this morning on the call are Chris Boswell, Particle Drilling’s Senior Vice President and Chief Financial Officer, and Tommy Hardisty, our Senior Vice President of Business Development.

It’s now been about six months since we completed our $18 million private placement and in that time we’ve accomplished quite a lot. We appreciate the support and faith that our shareholders have shown us during this period and look forward to continued success together.

During the past six months we’ve managed to redesign, assemble and lab test our new shot injection system, design and manufacture several version of our patented PID drill bit, conduct independent tests and evaluations of the drill bit and its performance at TerraTek on two separate occasions and finally, for the first time, bring all the independent components of the system together on an actual drilling rig at Catoosa’s test facility.

On the corporate side we have a registration statement on file and approved by the SEC to allow our shareholders the opportunity to sell their securities. Further, we were successful in moving the company’s stock from the over-the-counter market to the NASDAQ market.

As I’ve stated, we’ve accomplished a great deal in the technology development during the past six months to date. We have not seen anything in the testing process that would discourage us from our original thoughts as to the merits of the PID system or its application on the market.

The most recent testing conducted at Catoosa once again confirmed that the concept of drilling with steel shot is viable and that a comprehensive system to deliver the steel shot to the formation consistently is within our grasp.

The GTI Catoosa test facility is the only location that we currently have available to run these tests and there are certain aspects of that facility that make it more difficult than normal to assess the full potential of our technology. However, despite some of the reconfiguration issues, we were able to successfully run our system.

I’d like to remind you about our expectations going into Catoosa. There were three items. We wanted to evaluate the bit performance in a rig drilling environment, analyze the issues between the rig equipment and the PID system and evaluate operational issues associated with our surface shot injection and recovery system.

We were successful in accomplishing all of these tasks. The rates of penetration we observed while drilling with the PID system were very impressive and the wear and tear on our drill bit was minimal. When the system was cranked up and drilling, the operation went very smoothly with little vibration or torque on the drill string.

The majority of our downtime that we encountered during this 10 day period occurred during the set up, the initial side tracking of the well bores to start the drilling to get us going in order to get the two specified Catoosa wells ready to drill and during system shut down and restart.

Before I spend a lot of time going into some of the details on the test program, I want to spend a few minutes to help everyone understand what the GTI Catoosa facility consists of and how it operates.

This facility was formerly owned and run by Amoco before it was purchased by the Gas Technology Institute. Currently it’s a well recognized facility utilized by the industry to test various drilling methods and tools including bits, directional drilling equipment, downhole mud motors and various other downhole tools. The facility is well used and normally booked solid for at least six weeks at any given time.

The facility is set up on a pad that’s in a half-moon shape with a certain number of predrilled holes that have been set with various casing down to various depths, down to 3,000 feet where you encounter the granite or basement rock.

The company that leases the facilities from Catoosa must conduct their tests from one of the specified holes. When we went to Catoosa, only two well bores were made available to drill from during this two week period. Both were set with 13-3/8th inch surface casing down to 185 feet. This was not optimal. In our test market most of our wells will have normal 9-5/8ths inch surface casing tied back to the surface.

Our predecessor company had already successfully tested the shot circulation system at the Rocky Mountain Oil Testing Center in Colorado during 2002 using a 9-5/8th inch hole.

The first two days we spent preparing the Catoosa holes for drilling, we had to top our cement plugs and get sidetracked into the two intervals that we wanted to drill through which were the Oswego and the Mississippi Line.

The third day was the first day we actually went testing our equipment, bringing on the PID system and preparing to drill.

On the fourth day we began to drill and we progressively learned more and more about how our system on this particular drilling rig would operate. Each day our productivity increased despite running into rig and system related issues that needed to be identified and resolved on the fly. In other words, we were operating in the real oil field, we were out there, we were handling problems as they cropped up.

In addition to that, our shot injection system needs some minor modifications in order to obtain a more continuous injection stream. As I’ve discussed with many of you before, we’ve always felt that we needed a cheaper, less pressure intense injection system and I’ve now taken two members of our team and put them to work on identifying potential means of injecting the steel shot into the well bore on a cheaper, continuous basis.

The bottom line on the Catoosa test is that we successfully proved that our system works, we were able to solve unanticipated issues that arose while we were drilling. We also learned many of the strengths and weaknesses of our system. Unfortunately, the Catoosa facility is booked until mid-October and that’s the earliest time we can get back there to log some more drilling hours before attempting this process in a commercial mode. While the wait is frustrating, it is a much cheaper option than drilling with no results in a real oil field on real rigs with real pricing.

On the commercial side, based on the continuous feedback that we’ve had from industry, we believe that opportunities exist today for us to bring our PID system into the field. We’re analyzing well data that we received from several operators and we’ll pursue those wells that fit our system as we look to roll out the system.

Having said that, we know that a product such as this should be fully evaluated before bringing it to the customer. The energy industry is small and any unanticipated problems that develop on our first well will cause setbacks in us achieving our goals.

We believe our next trip to Catoosa at the end of October will allow us to meet with our customers and simultaneously seek out a well program whereby we can gain access to a well or two on a trial basis. If we find the appropriate partner, such a program might eliminate the need to return to Catoosa in October although at the moment we’re not planning on it.

With that, I’ll turn it over to Chris to discuss the financials, the cash position and our current outlook for our liquidity.

C. Boswell	Thanks, John. As we’ve communicated in our previous SEC filings, we’re now really fully engaged in developing the PID system and at the same time we’re incurring higher G&A costs as a public company.

Our spending levels on R&D from the second quarter to the third quarter actually decreased when it comes to R&D by about $80,000 since we only performed the second phase of the Terratek test in Q3. Most of the prep work was incurred prior to Phase I of the Terratek test prior to March 31st and that’s why you saw a slight dip in R&D expenses in the quarter over the last quarter.

Our spending on G&A increased quite a lot from the second quarter to the third quarter. It actually went from $421,000 up to $860,000. Much of the G&A cost increase related to Sarbanes-Oxley and the set up and testing of that process. That was about $82,000 of the increase. SEC filings and fees related to the filings was about $61,000 of that increase. Legal and printing costs associated with filing our S1 was about $120,000 of that increase. Of course we did get listed on the NASDAQ and that triggered a $50,000 fee for the quarter.

In addition, various other miscellaneous cost increases on the G&A side accounted for about $126,000 of that increase.

A lot of this is not going to be recurring, at least not at this level. We went through quite a lot of expense to get the shares registered on a timely basis, to get listed on the NASDAQ and to get current with all our filings. I think from here forward it’s going to be fairly routine 34 Act filings.

The overall loss in the third quarter increased from approximately $1.2 million in the second quarter to about $1.5 million in the third quarter. That’s primarily related to the things I just discussed.

We did finish the quarter with approximately $11.8 million in cash and we expect to finish the year at September 30th with approximately $10.2 to $10.4 million in cash on hand.

The cash burn rate will vary depending on our R&D activity levels and when the various different tests fall. However, I think in general we would expect to spend between $1.4 and $1.6 million per quarter while we’re in the R&D mode. Once the company commences commercial activity we’re going to provide a further update for you.

The major capex to date has revolved around fully equipping our prototype head unit with the single largest item being our investment in a Frac truck we made during the second and third quarter. That was a $750,000 investment.

We will have additional capex related to a new shot retention vehicle because our prototype is currently too small for some of the deeper applications that we’ll want to use once we get into the commercial market. But that’s not anywhere near the kind of expense we have previously incurred on the Frac truck.

We are preparing our budget for fiscal 2006 during the next few months and we’ll provide much better guidance when we get that finalized and approved by our Board.

Lastly, we’re going to file our 10Q on Monday for this quarter and we do have a shelf registration on file out there, an S1, and it is active. It’s still current. We don’t believe there’s been any fundamental change in our business or the disclosures that were made in that SEC filing and therefore we are not preparing to take down the shelf and update it for any fundamental changes. We will sticker the existing prospectus and mail a new copy of that out to each of our selling shareholders next week so everybody that was listed as a selling shareholder in the original prospectus will be getting a new copy of the prospectus updated to include the quarterly results. Unfortunately with the form S1, we can’t incorporate by reference.

That pretty much does it on the financial side. I’m not going to spend a lot of time comparing this quarter to the same quarter last year because the company was in a different state at that point and it’s really irrelevant.

I think at this stage we ought to open it up for questions.

Operator

Thank you. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press the star followed by the one on your pushbutton phone. If you would like to decline from the polling process, please press the star followed by the two. You will hear a three tone prompt acknowledging your selection. Please ask one question and one follow up and re-queue for additional questions. If you are using speaker equipment you will need to lift the handset before pressing the numbers. One moment, please, for the first question.

Our first question comes from James Horne with IBS Capital. Please go ahead.

J. Horne	Good morning. I was wondering if you have had any specific talks to date with any potential partners?

J. Schiller

Yes, James, we’ve actually been talking with three or four different companies identifying opportunities they see within their companies. They range from majors to independents and we still have ongoing meetings through this process. Actually had some representatives from one of the companies out on location with us in Catoosa.

J. Horne	Will they be there in late October then for your next drilling?

J. Schiller

We haven’t gotten to that point. I would assume some of them might come out there but right now when you don’t know for sure if you’ve got to slide a week back, it’s hard for everybody to plan until we get a little closer and get a firmer date from Catoosa in terms of what’s going on there.

J. Horne	Thank you.

J. Schiller	Thank you.

Operator	Thank you. Our next question comes from Casey Borman. Please state your company name followed by your question.

C. Borman	Hi. When is the earliest possible date for generating some revenue and bringing this the two test holes after Catoosa, would there be revenue associated with them?

J. Schiller

Good morning, Casey. Yes, obviously if we do real work on test wells there’ll be some revenue associated with it. There’s a couple of ways to envision that happening. If we’d take on a major partner, there may not be revenue. That may be more of a technology sharing gain with a contract back behind it. I think the key thing is to get back to Catoosa, take care of the minor problems we encountered, show the thing will continuously drill. Then it’s certainly not outside of expectations to have revenue by the second quarter of our fiscal year or the first quarter of the calendar year ‘06.

C. Borman	What would you need to raise more money for?

C. Boswell	We haven’t indicated that we would need to raise any more money.

C. Borman	What was the thinking behind filing the shelf?

C. Boswell	We had to register all of the people’s shares for resale.

C. Borman	That was the shelf related to the pipe?

J. Schiller	Yes.

C. Boswell	Exactly. We’re just keeping it active for you.

C. Borman	We appreciate you keeping it active. Thank you very much.

J. Schiller	You’re welcome.

Operator	Thank you. Our question comes from Michael Peterson. Please state your company name followed by your question.

M. Peterson	Hi, gentlemen. It’s Mike Peterson from AIP. How are you?

Management	Good. How are you doing, Michael?

M. Peterson

Doing great. Talk a little about the testing. You mentioned you were pleased with the drill rates you received but you really didn’t quantify those in any way. Is there any way to compare that without the breakdowns, the times you had to stop and restart? How did the drilling speed compare to traditional?

J. Schiller

With our system, it’s always a little tough to explain everything but I will say this. When we’re getting steel shot to the bottom of the hole, our penetration rates exceeded anything we’ve seen in comparable bits, in comparable parts of the hole there and more importantly, and I think this is going to be key, minimum, minimum, minimum wear on our bit. So remember, for our system to work, we drill faster and we stay in the hole and drill longer. Right now from a bit perspective, both of those things are being accomplished.

M. Peterson	Then other than the times you had to shut down which really decreases the drilling time

J. Schiller

We have to deal with that but at the same time you always can grade bit. Any bit in the oil field, we came up with a system to grade long ago in terms of bit wear, etc. So if you drill with the same bit in the hole for 12 hours, whether it’s 12 continuous hours or 12 hours over two days, you’re still able to tell what your wear is.

M. Peterson	Most of the problem came with the continuous shooting of the shot through the system and the retraction of the shot at level, down at depth?

J. Schiller

Where the problems came, to be very straightforward, when we were drilling, we’d drill down a single stand, no problem. It came when we shut down to make the next connection and we had to circulate shot out of the bigger part of the hole. It seemed every time we did that, when we went to start back, something didn’t want to start back up. That’s the best way I can describe it to you.

Those are things that we have to go deal with. A lot of it we think has to do with the larger hole at the top so when we go back out there, if we have to go back into the same holes which is a distinct possibility, we will run our own 9-5/8th inch casing back to surface so that we more correctly replicate an industry well.

M. Peterson	Great. I appreciate it and I look forward to more information and results down the road here.

Management	Thank you.

Operator	Our next question comes from Keith Webb. Please state your company name followed by your question.

K. Webb	Hi. It’s WK Webb and Company. Hi, Chris. How are you doing?

C. Boswell	Doing good, Keith.

K. Webb

With the success that you had at Catoosa, will you now go out and visit some of the market makers and institutions that have been behind the project and see them face-to-face and talk to their retail forces?

C. Boswell	I plan to present I have at least three conferences on my schedule for September, October and November.

J. Schiller	The first one is actually Tejas’ conference September 13th in New York. Chris is going to talk there.

C. Boswell

I’m also taking our IR firm, DRG&E is going to take us on a trip around to see energy buyers around that presentation, mostly institutional. I don’t have any particular retail brokers that I plan to present in front of unless you or one of these other firms out there that has some relationships there has an opportunity for me to speak in front of some brokers. I’ll be glad to do that, share our story.

K. Webb	That was the reason for the question. We’ve gotten several inquiries from some pretty nice firms in New York. I’ll get together with you on those addresses and the principals.

C. Boswell	That sounds good.

J. Schiller	Thanks.

K. Webb	Thank you very much.

Operator	Thank you. Our next question comes from Peter Norton. Please state your company name followed by your question.

P. Norton

Hi. Norton Capital Management. Being a newcomer to this story, I was hoping you would explain to us what it is about your technology that’s so different and unique so that we can follow the story more carefully.

J. Schiller

Sure, Peter. Glad to have you on board. Actually what we’re doing with our technology is targeting the hard rock formations that typically in our industry you penetrate less than 100 feet a day with your drilling rate. We think we can triple that penetration rate on average with our system.

We inject steel shot into the mud system at 12 gallons a minute into the mud stream. We shoot it out of our bit which is a specially designed bit that has four nozzles on it. The latest bit has three cutting edges and the particles come out of the nozzle at 500 feet a second. So about 90% of your drilling is actually being done by the steel shot exploding into the rock in front of the bit. Then our bit just cleans up the little bit of the rock ring that’s left in the center of the hole.

In lab tests and at Catoosa it’s proved to be a very effective method of drilling. We circulate that steel shot back out with the cuttings. We recover it before it heads into the mud tanks and then send it back around to go back down the hole to our system.

The key components are the fracture penetration rate that we achieve with the still shot down below where we’re hitting the formation 4 million times in a minute. It’s like drilling with an ice pick repeatedly versus a conventional bit that’s hitting the formation maybe 300 to 500 times a minute.

The other key component is we have a way to put the shot in downhole, downstream of the mud pumps and recover it upstream of the mud pumps so we don’t get the still shot throughout the system on the rig.

P. Norton	Very interesting. What would the cost be for operators using your system relative to more traditional methodology?

J. Schiller

The way we’re marketing this to them and where they’ve been very acceptable so far is let’s say they have a well to drill that’s been taking them a typical 30 days. If we get in there and drill it in 10 days then that 20 days of cost savings we’ll split between us at what the daily spread is on the rig. Daily spreads are running in excess of $25,000 a day so in that case 20 times 25 would be $500,000 in savings for the operator. They cut us a check for $250 they keep $250.

P. Norton	So that’s how you would price your product?

J. Schiller

Exactly. On a gain sharing basis. If we don’t deliver and save them days, it costs them nothing and we’re eating the cost of our equipment running every day. That’s the reason we want to stay in Catoosa a little longer and make sure this thing is working the way we want it to work.

P. Norton	That would make a lot of sense. What sort of interest have you experienced from the field?

J. Schiller	Good. We’re talking with as many as four operators right now on potential opportunities, potential partnerships, etc.

P. Norton	So the timeline you expressed earlier was that you might see commercial revenues some time by your second quarter which is first calendar quarter?

J. Schiller	Correct.

P. Norton

The timeline would be proving it up again in your second attempt at Catoosa and if that works well then you think you would begin to start seeing commercial revenue starting quite soon thereafter, is that right? The commercial revenues would begin soon after your proving up your technology in your second attempt at Catoosa?

J. Schiller

That’s correct. We’re concurrently running with the operators, identifying wells and going back to Catoosa. So with things working perfectly at Catoosa, we’ve got wells identified and we’re ready to go drill in the field.

C. Boswell

We’re talking to operators concurrently about joint projects right now. So we still believe there’s a possibility that we’ll achieve commercial revenues by the end of this calendar year, as we’ve stated in our previous investor presentations and our SEC filings.

J. Schiller	In the situation I just described to you, we could be working in December.

P. Norton	Gotcha. One last question is what do you envision is your market opportunity for the technology you have at let’s say two or three years out?

J. Schiller

Our plan has us growing to as many as, three years out, 40 units working. So we’ve got 40 units out on 1,400 rigs. It’s not a huge market share of penetration. Out of the 1,400 rigs, it’s 20% drilling in our area or the type of rocks we’re talking about.

P. Norton	Can you translate that into dollar terms, what the market opportunity might be?

C. Boswell

We believe the industry, based on an independent market study we had done last year, we believe the industry spends about $8 billion in the North American market drilling through hard rock. That’s the dollars that they incur on a rig every day when they’re drilling through hard rock formation. So we’re trying to reduce that number and take a share of that.

The market’s less than $8 billion for us but that’s the amount of money they’re spending currently annually.

P. Norton	Gotcha. Thank you very much.

J. Schiller	You’re welcome.

Operator	Thank you. At this time I’ll turn the conference over to John Schiller. Please go ahead.

J. Schiller

I appreciate everybody joining in this morning. I appreciate your support. I think we’re heading on the right path and we will continue to do our best to deliver and create value for you. Everyone have a good day.

C. Boswell	Thanks.

Operator

Ladies and gentlemen, that concludes today’s teleconference. If you would like to listen to a replay of today’s conference you may dial 303-590-3000 followed by the access code of 11036956 followed by the pound sign.

Thank you for your participation in today’s conference. At this time you may disconnect.